DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of September 26, 2016, between Meridian Fund, Inc., a Maryland corporation (the “Company”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Company is an open-end management investment company consisting of four separate series, which includes the funds set forth in Exhibit A hereto (each, a “Fund” and collectively, the “Funds”), each of which is classified as a “diversified” investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Company wishes to employ the services of ALPS in connection with the promotion and distribution of the shares of each Fund (the “Shares”).

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows.

1.	ALPS Appointment and Duties.

(a)	The Company hereby appoints ALPS to provide the distribution services set forth in this Agreement on Appendix B, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Funds.

(b)	ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Company shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)	ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Company or Fund personnel. Other Fund expenses incurred shall be borne by the Funds or the Funds’ investment adviser; including, but not limited to, initial

ALPS Form 110508

organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Company shall determine it advisable to qualify such Shares for sale (including registering the Company as a broker or dealer or any officer of the Company as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administration, transfer agency, and custodial expenses; interest; Company directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Company’s directors; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.	Documents. The Company has furnished or will furnish, upon request, ALPS with copies of the Company’s Articles of Incorporation, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Funds. The Company shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Company shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Company and Funds with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.	Sales of Shares.

(a)	The Company grants to ALPS the right to sell the Shares as agent on behalf of the Funds, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. ALPS shall have the right to sell, as agent on behalf of the Funds, the Shares covered by the registration statement, prospectus and statement of additional information for the Funds then in effect under the 1933 Act and 1940 Act.

(b)	The rights granted to ALPS shall be exclusive, except that the Funds reserve the right to sell Shares directly to investors on applications received and accepted by the Funds.

(c)	Except as otherwise noted in the Funds’ current prospectus and/or statement of additional information, all Shares sold to investors by ALPS or the Funds will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in the Funds’ current prospectus and/or statement of additional information.

(d)	The Funds shall receive the net asset value per Share on all sales. If a fee in connection with shareholder redemptions is in effect, such fee will be paid to the Funds. The net asset value of the Shares will be calculated by the Funds or by another entity on behalf of the Funds. ALPS has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

(e)	The Funds reserve the right to suspend sales and ALPS’ authority to process orders for Shares on behalf of the Funds if, in the judgment of the Funds, it is in the best interests of the Funds to do so. Suspension will continue for such period as may be determined by the Funds.

(f)	In consideration of these rights granted to ALPS, ALPS agrees to use its best efforts to solicit orders for the sale of the Shares at the public offering price and will undertake such advertising and promotion as it believes is reasonable in connection with such solicitation. ALPS shall review and file such materials with the SEC and/or FINRA to the extent required by the 1934 Act and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA. This shall not prevent ALPS from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. ALPS will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

(g)	ALPS is not authorized by the Funds to give any information or to make any representations other than those contained in the registration statement or prospectus and statement of additional information, or contained in shareholder reports or other material that may be prepared by or on behalf of the Funds for ALPS’ use. Consistent with the foregoing, ALPS may prepare and distribute sales literature or other material as it may deem appropriate in consultation with the Funds, provided such sales literature complies with applicable law and regulations.

(h)	The Company agrees that it will take all action necessary to register the Shares under the 1933 Act and the 1940 Act (subject to the necessary approval of its shareholders). The Funds shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Funds shall furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request for use in connection with the distribution of Shares of the Funds.

(i)	The Company agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate. The Company must notify ALPS in writing of the states in which the Shares may be sold and must notify ALPS in writing of any changes to the information contained in the previous notification.

(j)	The Funds shall not use the name of ALPS, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Funds in any manner without the prior written consent of ALPS (which shall not be unreasonably withheld); provided, however, that ALPS hereby approves all lawful uses of the names of ALPS and its affiliates in the prospectus and statement of additional information of the Funds and in all other materials which merely refer in accurate terms to its appointment hereunder or which are required by the SEC, FINRA, OCC or any state securities authority.

(k)	Neither ALPS nor any of its affiliates shall use the name of the Funds in any publicly disseminated materials, including sales literature, in any manner without the prior consent of the Funds (which shall not be unreasonably withheld); provided, however, that each Fund hereby approves all lawful uses of its name in any required regulatory filings of ALPS which merely refer in accurate terms to the appointment of ALPS hereunder, or which are required by the SEC, FINRA, OCC or any state securities authority.

(l)	ALPS will promptly transmit any orders received by it for purchase, redemption, or exchange of the Shares to the Funds’ transfer agent.

(m)	The Company agrees to issue Shares of the Funds and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as ALPS has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Funds of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement.

(n)	The Company agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Funds shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Funds will furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request.

(o)	The Company agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate. The Funds will keep ALPS informed of the jurisdictions in which Shares of the Funds are authorized for sale and shall promptly notify ALPS of any change in this information.

5.	Insurance. ALPS agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Funds. ALPS shall notify the Funds upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. ALPS shall notify the Funds of any material claims against it, whether or not covered by insurance, and shall notify the Funds from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

6.	Right to Receive Advice.

(a)	Advice of the Funds and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from the Funds or, as applicable, the Funds’ investment adviser, custodian, or other service providers.

(b)	Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Company, the Funds, the Funds’ investment adviser, or ALPS, at the option of ALPS).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Funds or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide the Funds with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Funds. Upon request, ALPS will provide the Funds with a copy of such advice of counsel.

7.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard by ALPS in the performance of its duties, obligations, or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents, and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Funds or the Funds’ investment adviser, custodians, or other service providers;

(ii)	any untrue statement of a material fact or omission of a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act, or any other statute or the common law, in any registration statement, prospectus, statement of additional information, shareholder report, or other information filed or made public by the Funds (as amended from time to time), except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Funds by or on behalf of ALPS;

(iii)	any wrongful act of the Funds or any of its employees;

(iv)	any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates;

(v)	losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature, or non-performance by a third party;

(vi)	any liability of ALPS resulting from a representation, covenant or warranty that ALPS makes, or any indemnification that ALPS provides, on behalf of the Company or a Fund in an intermediary agreement relating to a Fund;

(vii)	ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

(viii)	loss of data or service interruptions caused by equipment failure; or

(ix)	any other action or omission to act which ALPS takes in connection with the provision of services to the Funds.

(c)	ALPS shall indemnify and hold harmless the Company, the Funds’ investment adviser and their respective officers, directors, agents, and employees from and against any and all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

8.	Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

9.	Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Funds. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Company, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Company. The Company shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by ALPS to the Company at the Company’s expense. ALPS shall assist the Company, the Funds, the Funds’ independent auditors, or, upon approval of the Company, any regulatory body, in any requested review of the Company’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. ALPS or its undersigned as defined by Rule 17a-4 of the Securities and Exchange Act (the “Exchange Act”), shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of ALPS that are associated with the Funds and are required to be maintained under Rule 17a-4 of the Exchange Act and FINRA Rules 3110 and 3010. Electronic storage media maintained by the Funds will comply with Rule 17a-4 of the Exchange Act.

10.	Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Company and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Company and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Company, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Company. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Company and its current and former shareholders.

11.	Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Funds hereunder shall cause the Funds to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Funds of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Funds’ public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Funds. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Company a certification to such effect no less than annually or as otherwise reasonably requested by the Company. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Company.

12.	Representations and Warranties of ALPS. ALPS represents and warrants to the Company that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)	ALPS has conducted a review of its supervisory controls system and has made available to the Company the most current report of such review and any updates thereto. Every time ALPS conducts a review of its supervisory control system it will make available to the Company for inspection a report of such review and any updates thereto. ALPS shall immediately notify the Company of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to ALPS’ business that would affect the business of the Funds or the Funds’ investment adviser.

13.	Representations and Warranties of the Fund. The Company represents and warrants to ALPS that:

(a)	It is a corporation duly organized and existing and in good standing under the laws of the state of Maryland and is registered with the SEC as an open-end diversified management investment company.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	The Board of Directors of the Company has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, the Company agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

14.	Consultation Between the Parties. ALPS and the Company shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Company shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Company’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Company may deem advisable, such right being in all respects absolute and unconditional.

15.	Anti-Money Laundering. ALPS agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. ALPS confirms that, as soon as possible, following the request from the Company, ALPS will supply the Company with copies of ALPS’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Company may reasonably request from time to time. ALPS will provide, to the Company, any Financial Crimes Enforcement Network (FinCEN) request received pursuant to USA Patriot Act Section 314(a), which the Company may then provide to the Funds’ transfer agent.

16.	Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Funds, take commercially reasonable steps to minimize service interruptions.

17.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Effective Date”) and shall continue thereafter throughout the period that ends two (2) years after the Effective Date (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Funds’ Board of Directors or (ii) by a vote of a majority of the outstanding voting securities of the relevant Fund of the Company, provided that in either event the continuance is also approved by the majority of the Directors of the Company who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Directors of the Company who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement is terminable without penalty on sixty (60) days’ written notice by the Funds’ Board of Directors, by vote of the holders of a majority of the outstanding voting securities of the relevant Fund of the Company, or by ALPS.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Company or as otherwise directed by the Company (at the expense of the Funds) all records and other documents made or accumulated in the performance of its duties for the Funds hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Funds use all reasonable commercial efforts to appoint such replacement on a timely basis.

18.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Company without the prior written consent of ALPS.

19.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

20.	Names. The obligations of the Company entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Company personally, but bind only the property of the Company, and all persons dealing with the Company must look solely to the property of the Company for the enforcement of any claims against the Company.

21.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

22.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Distributors, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: General Counsel

Fax: (303) 623-7850

To the Company:

100 Fillmore Street, Suite 325

Denver, CO 80206

Attn:

Fax:

24.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

25.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MERIDIAN FUND, INC.
By:
Name:	Rick Grove
Title:	Vice President, CCO and Secretary

ALPS DISTRIBUTORS, INC.
By:
Name:	Jeremy O. May
Title:	President

ALPS Form 110508

APPENDIX A

LIST OF FUNDS

Meridian Equity Income Fund

Meridian Growth Fund

Meridian Contrarian Fund

Meridian Small Cap Growth Fund

ALPS Form 110508

APPENDIX B

SERVICES

Mutual Fund Distribution Services

Act as legal underwriter/distributor

Maintain & supervise FINRA registrations for licensed individuals

Client access through online registered rep portal

Coordinate Continuing Education requirements

Administer & maintain required filings/licenses with FINRA

Provide investment company advertising and sales literature review, approval and record maintenance

Online submission, review/approval, & real-time status updates through AVA Advertising Review Portal

File required materials with FINRA

Provide advertising regulatory and disclosure guidance

Prepare, update, execute & maintain financial intermediary agreements

Online access provided through ALPS Virtual Access (AVA)

Administer intermediary due diligence program

Provide ongoing monitoring of financial intermediary relationships

Established risk ranking methodology & reporting

Perform financial intermediary payments & reporting

Support financial intermediary relations

Consult and support client’s distribution model & strategy

Fulfill key account intermediary initial and ongoing information and due diligence requests

ALPS Form 110508